Exhibit 99.1

AeroGrow Finalizes a Series of Operational Agreements and a $6 .0 million Term Loan
Agreement with Scotts Miracle-Gro

BOULDER, CO--(Marketwired – July 21, 2016) - AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or the "Company"), which is the manufacturer and distributor of the world’s leading indoor gardening systems – the AeroGarden line of Smart Countertop Gardens®, announced today a series of operational agreements as well as a term loan agreement with the Scotts Miracle-Gro Company (“SMG”).
The operational agreements call for expansion of AeroGrow’s business scope in six areas:
1.
Expansion of the international territories in which AeroGrow can sell its products to include France and Germany through Amazon, web and television channels (this in addition to the company previously being granted the UK territory).

2.	AeroGrow has been given the rights to establish a distributor relationship to sell AeroGarden products in China.

3.
AeroGrow will assist the Scotts Miracle-Gro Company with its Direct-to-Consumer business, namely providing technical, fulfillment and operational support to Scotts and its affiliates.  AeroGrow will receive a retainer for these services plus a percentage of any net sales generated by SMG.

4.
AeroGrow will assist the Scotts Miracle-Gro Company with various product development initiatives, primarily related to large-scale gardens and various consumer lighting initiatives, and will be compensated for these efforts on a retainer basis.

5.	AeroGrow has been granted the right to distribute large scale growing products on Amazon and AeroGarden.com.

6.	AeroGrow has been granted the right to distribute a series of consumer-focused lighting products on Amazon and on AeroGarden.com.

In addition, AeroGrow has received a line of strategic financing in the form of a short term loan from the Scotts Miracle-Gro Company. The funding will provide general working capital to support anticipated growth as the Company expands its retail and its direct-to-consumer sales channels and launches new product introductions. The proceeds total up to $6.0 million with an interest rate of 10%.  The interest will be paid quarterly in cash and the due date is April 15, 2017.
Details of these agreements are available in the 8-K that was filed earlier today.
 “I am very pleased that our partners at the Scotts Miracle-Gro Company have once again demonstrated their confidence in AeroGrow, our line of products and our expanding business” said President and Chief Executive Officer, J. Michael Wolfe.  This is evidenced by not only providing us with the short-term working capital we need to support our continued growth and new product introductions in the coming year, but by also allowing us to continue our international expansion efforts and entrusting us to provide direct-to-consumer and product development services to Scotts Miracle-Gro Company.  The working capital loan has a 10% stated interest rate and will be paid in cash (rather than stock) and thus will not be dilutive to our existing shareholders.  We believe these agreements further set the stage for what we anticipate will be an exciting fiscal 2017 and beyond at AeroGrow."

About AeroGrow International, Inc.
Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

As previously reported in a Current Report on Form 8-K filed with the SEC on April 23, 2013, the Company announced that Scotts Miracle-Gro made a $4.5 million equity investment and IP acquisition with the Company, resulting in a 30% beneficial ownership interest in AeroGrow. In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth. The agreement affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name while also providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, potential dilution to common stockholders, expanding revenue in both the retail and direct-to-consumer sales channels, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Representative:
Grey Gibbs Senior Vice President of Finance and Accounting
grey@aerogrow.com
303-444-7755